Exhibit 99.1

ProPhase Labs Announces $10 Million Unsecured Debt Financing

DOYLESTOWN, Pennsylvania, September 18, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today announced that it has closed on a $10 million unsecured debt financing. The Company has issued two unsecured, partially convertible, promissory notes for an aggregate principal amount of $10 million (the “Notes”).

Each Note is due and payable on the third anniversary of the date on which the Note was funded (for each Note, the “Closing Date”) and accrues interest at a rate of 10% per year from the Closing Date, payable on a quarterly basis, until the Note is repaid in full. The Company has the right to prepay the Notes at any time after the 13 month anniversary of the Closing Date upon providing written notice to the lenders, and may prepay the Notes prior to such time with the consent of the lenders. The lenders have the right, at any time, and from time to time, on and after the 13 month anniversary of the Closing Date, to convert up to an aggregate of $3 million of the Notes into common stock of the Company at a conversion price of $3.00 per share. Repayment of the Notes has been guaranteed by the Company’s wholly-owned subsidiary, Pharmaloz Manufacturing, Inc.

The Company intends to use the proceeds from the Notes for working capital and general corporate purposes, which may include capital expenditures, product development and commercialization expenditures, and acquisitions of companies, businesses, technologies and products within and outside the consumer products industry.

Ted Karkus, Chairman and CEO of the Company stated “Prior to this financing, the Company already had approximately $10 million in working capital, the majority of which is in cash and cash equivalents (inclusive of the anticipated proceeds from the previously announced pending sale of the Company’s Doylestown, Pennsylvania facilities). With this additional capital available to us, we can leverage our human capital and other assets to pursue new and exciting business opportunities and acquisitions.”

About the Company

We are a manufacturing and marketing company with deep experience with OTC consumer healthcare products and dietary supplements. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111